NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Sales increase by 43% and net income grows to $.18 per share

Olathe, Kansas (March 11, 2013) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications worldwide, today announced the financial results for its third fiscal quarter ended January 31, 2013.

Sales for the quarter were $7,458,000, which was an increase of 43%, or $2,240,000, from sales of $5,218,000 during the third quarter of fiscal 2012.  Total sales year-to-date increased 5%, or $829,000, to $17,853,000.

Operating income for the quarter was $1,146,000, compared to operating income of $473,000 for the same quarter in the prior year.  For the first nine months of fiscal 2013, operating income grew to $1,617,000, an increase of $273,000 over the same period of the prior year.

Net income was $716,000, or $0.18 per diluted share, for the quarter ended January 31, 2013.  For the quarter ended January 31, 2012, net income was $262,000, or $0.07 per diluted share. For the nine-month period ended January 31, 2013, net income totaled $968,000, or $0.25 per diluted share, while for the comparable prior year period net income was $754,000, or $0.19 per diluted share.

Sales of proprietary products and services were $3,034,000 for the quarter ended January 31, 2013, an increase of 19%, or $481,000 from the previous year quarter.  Proprietary product sales increased $609,000, or 8%, to $7,885,000 for the nine-month period ended January 31, 2013 compared to $7,276,000 in the comparable period of the prior fiscal year.  Sales of wireless remote monitoring and industrial data communication solutions decreased $412,000, from the previous year to $1,470,000 for the current quarter.  For the year-to-date period ended January 31, 2013, sales decreased $582,000 as compared to the year-to-date period of the prior year.  In addition, sales of Radix mobile data acquisition solutions increased by $914,000, or 160%, to $1,484,000 for the three-month period ended January 31, 2013. For the nine-month period ended January 31, 2013, sales of Radix mobile data acquisition solutions increased 79% to $2,765,000.  The increase was driven by an increase in shipments of the Radix FW950 and peripherals to a large domestic customer and continued sales to international partners.

Sales for the Company’s custom Electronic Manufacturing Services (“EMS”) business segment grew 66%, or $1,759,000, to approximately $4,424,000 for the quarter ended January 31, 2013.  Fiscal year-to-date EMS sales were $9,968,000, an increase of 2%, or $220,000, from $9,748,000 in the nine-month period ended January 31, 2012.

The Company expects that total sales for its proprietary products and services will continue to increase as a result of its continued investments in both sales and marketing and new product development.  The Company anticipates that its wireless remote monitoring solutions and industrial data communications product lines will generate increased sales over the next few quarters.  The Company also believes that EMS sales will grow modestly over the longer term based upon the current scheduled orders in backlog, the anticipated addition of new EMS customers, and renewed investment in sales and marketing that will focus on customers that can benefit from the Company’s proprietary technology solutions.

Total backlog at January 31, 2013 was approximately $9,576,000, an increase of $1,671,000, or 21%, from a total backlog of $7,905,000 on April 30, 2012.  The increase in backlog was primarily due to an increase in EMS bookings during the quarter combined with an increase in proprietary product backlog.

Gross margin for the quarters ended January 31, 2013 and 2012 was approximately 38%, or $2,803,000 and  $1,990,000, respectively.  The $813,000 increase in gross margin dollars for the quarter was a function of increased overall sales volume led by the growth in EMS sales.  Gross margin for the nine-month period increased to 37% of sales, or $6,603,000 from a gross margin of 36% of sales or $6,091,000 from the nine-month period ended January 31, 2012.  The increase of gross margin dollars and gross margin percentage was the direct result of higher overall sales during the year-to-date period and a favorable product mix.

Total selling, general and administrative expenses were approximately $1,657,000 during the quarter ended January 31, 2013 compared with $1,517,000 in the comparable quarter of the prior fiscal year.  The increase of $140,000, or 9%, resulted primarily from increases in research and development costs and general and administrative expenses.  The increase in research and development costs included continued investment in engineering design personnel engaged in new product development.  General and administrative expenses increased from the comparable period of the prior year due to growth in personnel expenses, professional fees, and general office costs.  Selling, general and administrative expenses for the nine-month periods ended January 31, 2013 and 2012 totaled $4,986,000 and $4,747,000, respectively.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased with our performance during the third quarter which demonstrated solid revenue growth, strong gross margins, and a substantial increase in earnings compared to our prior year.  Sales increased 43% from the third quarter of last year with strong growth in both proprietary products and custom OEM solutions.  We continued to invest in the growth of Elecsys on many fronts during the quarter.  Most significantly, we increased our investments in both new product development and sales and marketing initiatives in order to penetrate new markets that are vital to our long term expansion.  In addition, our dependable and efficient operations continued to build our reputation as a world-class electronics solutions partner and cement the long-term business relationships that are important for growth in our electronic design and manufacturing services segment.”

Gemperli continued, “We believe that our innovative M2M technology is a key component of our future expansion that can open new business opportunities for proprietary and custom OEM solutions in the strong and growing industries that we target.  With both next generation system solutions currently in development and additional products being introduced, we anticipate the growth of both our proprietary and OEM solutions to accelerate.  In conjunction with new product and technology investment, our continuing business development initiatives are focused on both expanding applications for our products into new industry segments and increasing our business in new markets with attractive new business potential.  Although the pace and sustainability of the economic recovery is difficult to predict, we are focused on growing Elecsys and expect positive trends in both revenues and earnings to continue during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy, agriculture, safety and security systems, water management, and transportation.  Elecsys proprietary equipment and services encompass wireless remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and equipment under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated display modules for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2012. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.
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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
Sales	$7,458	$5,218	$17,853	$17,024
Cost of products sold	4,655	3,228	11,250	10,933
Gross margin	2,803	1,990	6,603	6,091

Selling, general and administrative expenses:
Research and development expense	411	374	1,245	1,084
Selling and marketing expense	529	517	1,636	1,602
General and administrative expense	717	626	2,105	2,061
Total selling, general and administrative expenses	1,657	1,517	4,986	4,747

Operating income	1,146	473	1,617	1,344

Financial income (expense):
Interest expense	(15)	(31)	(51)	(127)
Other income (expense), net	(2)	--	(3)	(1)
	(17)	(31)	(54)	(128)

Net income before income taxes	1,129	442	1,563	1,216

Income tax expense	413	180	595	462

Net income	$716	$262	$968	$754

Net income per share information:
Basic	$0.18	$0.07	$0.25	$0.20
Diluted	$0.18	$0.07	$0.25	$0.19

Weighted average common shares outstanding:
Basic	3,914	3,789	3,895	3,789
Diluted	3,925	3,906	3,904	3,919

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	January 31, 2013	April 30, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$24	$136
Accounts receivable, net	3,406	2,631
Inventories, net	5,773	5,940
Other current assets	801	826
Total current assets	10,004	9,533

Property and equipment, net	5,251	5,295

Goodwill	1,942	1,942
Intangible assets, net	1,735	1,886
Other assets, net	48	51
Total assets	$18,980	$18,707

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,135	$825
Accrued expenses	1,168	1,393
Income taxes payable	112	5
Current maturities of long-term debt	184	181
Total current liabilities	2,599	2,404

Deferred taxes	476	485
Long-term debt, less current maturities	2,665	3,554

Stockholders' equity:
Common stock	39	39
Additional paid-in capital	11,314	11,166
Treasury stock	(140)	--
Retained earnings	2,027	1,059
Total stockholders' equity	13,240	12,264
Total liabilities and stockholders' equity	$18,980	$18,707